To the Shareholders of

Lincoln Advisor Funds, Inc.:



We have examined the accompanying description of the overview of operations and control procedures of Investors Bank & Trust Company (Section I), recordkeeper for the Lincoln Advisor Funds, Inc. (the "Fund"), related to the Daily Allocation Calculation Worksheet (the "Worksheet"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of Investors Bank & Trust Company's policies and procedures, with respect to the Worksheet, that may be relevant to the Fund's internal control structure, (2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of December 3, 1993. The control objectives were specified by the order pursuant to Section 6(c) of the Investment Company Act of 1940, filed with the Securities and Exchange Commission on December 3, 1993 (the "Exemptive Order"). Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.



In our opinion, the accompanying description of the aforementioned overview of operations and control procedures presents fairly, in all material respects, the relevant aspects of Investors Bank & Trust Company's policies and procedures, with respect to the Worksheet, that had been placed in operation as of December 3, 1993. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily and the Fund applied the internal control structure policies and procedures contemplated in the design of Investors Bank & Trust Company's policies and procedures with respect to the Worksheet.



In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests, listed in Section II, to specific policies and procedures to obtain evidence about their effectiveness in meeting the control objectives, described in Section I, during the year ended October 31, 1995. The specific policies and procedures are listed in Section II and the nature, timing, extent and results of the tests are listed in Section II. In our opinion the policies and procedures that were tested, as described in Sections I and II, were operating with sufficient effectiveness to provide reasonable but not absolute, assurance that the control objectives specified in Section I were achieved during the ended October 31, 1995. However, the scope of our engagement did not include tests to determine whether control objectives listed in Section I and not tested in Section II were achieved; accordingly, we express no opinion on the achievement of control objectives listed in Section I and not tested in Section II.



The description of policies and procedures at Investors Bank & Trust Company is as of October 31, 1995, and information about tests of the operating effectiveness of specified policies and procedures covers the year ended October 31, 1995. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures at Investors Bank & Trust Company is subject to inherent limitations and, accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.



This report is intended solely for the use of the Shareholders and management of the Lincoln Advisor Funds, Inc. and for the filing with the Securities and Exchange Commission and should not be used for any other purpose.













                                COOPERS & LYBRAND L.L.P.







Boston, Massachusetts

December 12, 1995